EXHIBIT 99.1

TCG BDC, Inc. Announces Election of Aren C. LeeKong to the Board of Directors

June 15, 2021
New York, June 15, 2021 - TCG BDC, Inc. (together with its consolidated subsidiaries, “we,” “us,” “our,” “TCG BDC” or the “Company”) (NASDAQ: CGBD) today announced that Aren C. LeeKong was elected as a Director of the Company by its stockholders at the Company’s 2021 Annual Meeting of Stockholders, which was held on June 9, 2021. The Company’s Board of Directors (the “Board”) recommended that the Company’s stockholders elect Mr. LeeKong, a nominee of the Board. Mr. LeeKong will serve on the Board’s Audit Committee, Governance and Nominating Committee, and Compensation Committee. Mr. LeeKong’s election expands the Board of Directors from six to seven members, five of whom are independent directors.
“Aren brings deep industry expertise in private equity and the illiquid credit markets to our Board of Directors,” said Linda Pace, Chief Executive Officer. “We are delighted to welcome him, and we look forward to the contributions of his knowledge and experience.”
Mr. LeeKong was most recently the Executive Chairman of Organix Recycling, LLC, the largest company in the pre-consumer food waste recycling industry in the United States. He is also a member of the external investment advisory committee of the New York State Common Retirement Fund, a public pension fund with an estimated $247.7 billion in assets as of December 31, 2020. Prior to that, Mr. LeeKong was a Managing Director and co-Portfolio Manager at Highbridge Principal Strategies (HPS) and was a founding member of the Capital Markets team at Kohlberg, Kravis & Roberts (KKR). He is a graduate of the University of Massachusetts at Amherst.
Mr. LeeKong and his family are committed to expanding opportunities for underrepresented women and people of color through increasing the availability of educational opportunities and high-quality healthcare solutions. He serves on the Advisory Board of The Family Center, an organization that offers social and legal services to New Yorkers struggling with a family crisis or loss.
About TCG BDC, Inc.
TCG BDC is an externally managed specialty finance company focused on lending to middle-market companies. TCG BDC is managed by Carlyle Global Credit Investment Management L.L.C., an SEC-registered investment adviser and a wholly owned subsidiary of The Carlyle Group Inc. Since it commenced investment operations in May 2013 through March 31, 2021, TCG BDC has invested approximately $6.4 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. TCG BDC’s investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies. TCG BDC has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Cautionary Statement Regarding Forward-Looking Statements
This press release may contain forward-looking statements that involve substantial risks and uncertainties, including the impact of COVID-19 on the business. You can identify these statements by the use of forward-looking terminology such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There may be events in the future, however, that we are not able to predict accurately or control. You should not place undue reliance on these forward-looking statements, which speak only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors:	Media:
L. Allison Rudary	Brittany Berliner
+1-212-813-4756 allison.rudary@carlyle.com	+1-212-813-4839 Brittany.berliner@carlyle.com